Exhibit 16.1

Weinberg & Baer LLC

115 Sudbrook Lane, Baltimore, MD 21208

Phone (410) 702-5660

Office of the Chief Accountant

Securities and Exchange Commission

100F Street, NE

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements made by Pulse Evolution Corporation (formerly QurApps, Inc.) (the Company), which were provided to us and which we understand will be filed with the Commission pursuant to Item 4.01(a) of its Form 8-K, regarding the change in certifying accountant. We agree with the statements concerning our firm in such Current Report on Form 8-K. We have no basis to agree or disagree with other statements made under Item 4.01(a).

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/s/ Weinberg & Baer, LLC
Weinberg & Baer, LLC
Baltimore, Maryland
July 1, 2014